Exhibit 99.1

HEART TEST LABORATORIES, INC. D/B/A HEARTSCIENCES
Balance Sheet
Unaudited
		Pro Forma	Note	As Adjusted
	October 31,	Adjustments	Reference	October 31,
	2023			2023

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$100,144	$9,340,209	(1)	$9,440,353
Accounts receivable	3,900	—		3,900
Inventory, net	674,839	—		674,839
Prepaid expenses	368,803	—		368,803
Other current assets	40,374	—		40,374
Deferred offering costs	624,171	(131,684)	(1)	492,487
Total current assets	1,812,231	9,208,525		11,020,756

Property and equipment, net	53,316	—		53,316
Acquired Intangible asset, net	—	1,528,430	(3)	1,528,430
Right-of-use assets, net	502,831	—		502,831

TOTAL ASSETS	$2,368,378	$10,736,955		$13,105,333

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable	$1,088,297	$(102,125)	(2)	$986,172
Accrued expenses	772,670	(85,000)	(4)	687,670
Operating lease liabilities	94,463	—		94,463
Current portion of notes payable net of amortization	1,417,125	(917,125)	(4) (5)	500,000
Other current liabilities	158,620	—		158,620
Total current liabilities	3,531,175	(1,104,250)		2,426,925

LONG-TERM LIABILITIES
Operating lease liabilities, long-term	486,885	—		486,885
Total long-term liabilities	486,885	—		486,885

TOTAL LIABILITIES	4,018,060	(1,104,250)		2,913,810

COMMITMENTS AND CONTINGENCIES (NOTE 2, 4-6, and 8)
STOCKHOLDERS (DEFICIT) EQUITY
Series A, B, and C convertible preferred stock, $0.001 par value, 20,000,000 shares authorized and 620,000 designated; 380,440 shares issued and outstanding as of October 31, 2023 and 380,871 shares issued and outstanding as of April 30, 2023.	380	—		380
Common stock, $0.001 par value, 500,000,000 shares authorized; 11,213,438 shares issued and outstanding as of October 31, 2023 and 10,118,440 shares issued and outstanding as of April 30, 2023.	11,213	52,398	(1) (3) (4) (5)	63,611
Additional paid-in capital	62,211,156	11,714,803	(1) (2) (3) (4) (5)	73,925,959
Accumulated deficit	(63,872,431)	74,004	(2)	(63,798,427)
TOTAL STOCKHOLDERS (DEFICIT) EQUITY	(1,649,682)	11,841,205		10,191,523
TOTAL LIABILITIES AND STOCKHOLDERS (DEFICIT) EQUITY	$2,368,378	$10,736,955		$13,105,333

Notes to the ProForma Balance Sheet:

This Pro Forma Balance Sheet reflects the Heart Test Laboratories, Inc (HSCS) Balance Sheet as reported in the Company's 10-Q for the quarter ended October 31, 2023, filed with the Securities and Exchange Commission on December 14, 2023, adjusted to reflect the subsequent events after the balance sheet date of October 31, 2023 through the date of filing, as set out in Note 9 of the 10-Q as described below:

(1) The sale of 586,833 shares of Common Stock under the Equity Line and the sale of 40,175,218 shares of Common Stock under the ATM Facility receiving total gross proceeds of $9.8 million and net proceeds of approximately $9.2 million net of commissions fees and deferred offering costs.

Exhibit 99.1

(2) The issuances of warrants to purchase up to 240,000 shares of common stock, at an exercise price of $0.17 per share, to a consultant of the Company as consideration for services rendered.

(3) The issuance to Mount Sinai of 4,854,853 shares of common stock, 710,605 pre-funded warrants to purchase shares of common stock with an exercise price of $0.00001, and 914,148 warrants to purchase shares of common stock with an exercise price of $.5060, as consideration for the acquired rights to certain license agreements.

(4) The issuance to Mr. John Q. Adams of 3,656,288 shares of common stock in consideration for the conversion of principal and interest in the amounts of $585,006 due under the JQA Note.
(5) The issuance to Matthews Holdings Southwest, Inc. of 3,125,000 shares of common stock in consideration for the conversion of principal in the amount of $500,000 due under the MSW Note.